EXHIBIT 99.2

Letter to Stockholders

March 23, 2023

Dear Harrow Stockholders:

Let me begin with some highlights regarding your Harrow stockholdings.

●	This year, we are expecting record revenues and profits, in part, due to:

○	the recent issuance of a permanent J-Code for IHEEZO™ (announced February 2, 2023) and now the authorization of temporary pass-through reimbursement status (announced March 13, 2023) by the Centers for Medicare & Medicaid Services (CMS), making IHEEZO the only reimbursable topical ocular aesthetic in the U.S. These codes allow increased patient access in every traditional site of ophthalmic care, including the eyecare professional’s office, the ambulatory surgery center (ASC), and the Hospital and Outpatient Department (HOPD);
○	the expected transfer of all new drug applications (NDAs) connected to the recently announced “Fab Five” transaction, which will allow Harrow to begin the process of reviving marketing and sales detailing for these products; and
○	the re-entry of Triesence® in the U.S. market (we believe this is a “when” and not an “if”).

●	We are actively engaged in various phases of closing additional acquisitions, including some that are at a fairly advanced stage. The closing of any one of these transactions could add “rocket fuel” to our growth trajectory.

●	Harrow is in the best financial and operational shape of its history, primarily because of:

○	Harrow’s success in methodically building its ophthalmic pharmaceutical portfolio – both internally, through innovation, and inorganically, through acquisitions;
○	The powerful commercial and distribution infrastructure we’ve built since 2020 (while staying financially “in the black” as promised);
○	consistently strong support from the ophthalmic professional community;
○	the successful execution, to date, of our market access strategy for IHEEZO;
○	our strengthened balance sheet; and
○	our greater visibility into future cash flow.

My belief is that we are operating during a unique and potentially auspicious period for Harrow – one during which Harrow, a company that until recently was in the lower tier of U.S. ophthalmic pharmaceutical companies, has had the opportunity to creatively catapult itself into being a leading company – in the top tier. I am convinced this is where we are heading, and in time, hopefully to the top of this tier!

Finally, despite our initial success in executing our IHEEZO market access strategy, we intend to maintain a high level of humility and appreciation for the position we are in – not getting, in a financial sense, “over our skis.” We intend to meticulously focus on successfully launching IHEEZO and delivering growth in revenues and profits. Our team – the Harrow Family – will speak through our financial performance. Therefore, we are simply confirming our previously issued 2023 guidance range of $135 million to $143 million in net revenues and Adjusted EBITDA of $44 million to $50 million.

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Five-Year Planning

Legendary ophthalmologist Dr. Richard Lindstrom, one of my mentors and a fellow Harrow board member since 2015, is a proponent of establishing what he calls a Five-Year Plan (“FYP”). Years ago, his counsel on the benefit of such a plan contributed to Harrow’s development and implementation of FYPs. Dr. Lindstrom strongly believes – and I agree – that what you “plan” – in writing – is where you will focus, ultimately increasing the chance of achieving your goals. I am happy to inform Harrow’s stockholders that the fourth calendar quarter of 2022 marked the end of Harrow’s second FYP, and the first calendar quarter of 2023 marked the beginning of Harrow’s third FYP. The next few paragraphs provide a bit of context and color on our FYPs.

First FYP (2013-2017)

Like many start-ups, the first five years of Harrow’s existence were not “pretty.” We struggled to gain traction with our initial business plan, so we pivoted, and where we pivoted didn’t work either, so we pivoted again. And we ultimately pivoted yet again. Back then, a friend and fellow stockholder told me he felt like the Company was “on gravel.” In hindsight, he wasn’t far off in his description. Despite these challenges, our entrepreneurial management team was completely dedicated to building a business that would have an impact and deliver long-term and sustainable profits. We kept grinding during that initial five years, planting seeds, laying a foundation, and managing through an unfortunate array of challenges. Our stock price, on the last trading day of 2017, closed at $1.70 per share. Thank God, we survived that first five years, eventually, finding our footing, and positioning the Company to enter a new FYP in 2018.

Second FYP (2018-2022)

During Harrow’s second FYP, seeds we had planted began to root, and as we tended them, flowering began, and eventually, the fruits of our labor began to appear. Most important to our stockholders, during our second FYP, our common stock price increased over 750% from $1.70 to $14.76.

The three words below aptly describe the key features of this second FYP:

1.	Focus. We committed to positioning Harrow as a pure-play U.S. ophthalmic pharmaceutical company. In 2018, we owned various non-ophthalmic pharmaceutical assets. Between 2018 and 2022, we turned those assets into equity in Eton Pharmaceuticals, equity and royalties in Surface Ophthalmics (and its products), and equity and royalties in Melt Pharmaceuticals (and its products). We also sold or otherwise disengaged from any business activity unless it was connected to driving stockholder value from our sole focus – our U.S. ophthalmic pharmaceutical business.

2.	Frugal. We built the foundation of our business efficiently and inexpensively, creating an ophthalmic pharmaceutical portfolio upon which a growing number of ophthalmologists, optometrists, ASCs, and hospitals began to rely. During most of the second FYP, we survived on less than $10M in the bank and became “Adjusted EBITDA positive” during the middle of 2020.

During this period, our customer base of U.S. eyecare professionals and leading institutions grew from a few hundred to many thousands. Our customers were supported by the commercial and distribution infrastructure we created – literally from scratch. This infrastructure also was established to support our growth plans.

We proudly did all of this with minimal stockholder dilution, especially relative to other ophthalmic pharmaceutical company peers.

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3.	Fueled. We came to believe that we would never be able to realize our potential and become a top-tier ophthalmic pharmaceutical company by being in the CPP business alone. With this top of mind, we aggressively expanded our product portfolio to include a large number of high-value FDA-approved products. We also pledged that going forward, (i) an increasing percentage of our overall revenue and profits would come from FDA-approved products, and (ii) that in time, we would begin to focus our R&D attention on leveraging our CPP portfolio and related expertise, which would also include working towards selectively taking certain CPPs through a traditional “gold standard” FDA-approval process.

In January 2018, we owned zero FDA-approved products, and today, we own commercial rights to a portfolio of ten FDA-approved and reimbursable products, including IHEEZO™, IOPIDINE® 1%, IOPIDINE® 0.5%, MAXITROL®, MOXEZA®, ILEVRO®, NEVANAC®, VIGAMOX®, MAXIDEX®, and TRIESENCE®. We also have begun evaluating the development of several of our CPPs as candidates for FDA-approval.

Here are a few key financial metrics from the second FYP:

●	Annual revenues increased 232% from $26.7 million to $88.6 million, a 35% CAGR.
●	Core gross margins increased 47% from 49.6% to 72.9%.
●	Cash and cash equivalents significantly increased from $4.2 million to $96.3 million.
●	Harrow was added to the Nasdaq Biotechnology Index (NBI) in December 2021, and during 2022, Harrow’s stock price performance was in the top 10% of NBI constituents.
●	We achieved an internal goal of seeing our stock price reach $15 – better known as “Project 15” – on the last day of that FYP when we hit an intraday record high of $15.14.

Beginning in 2022, much of the hard work that went into our second FYP began to fall into place, and the “fruit” I mentioned above began to appear during the last half of 2022, where we:

●	received FDA approval for IHEEZO;
●	acquired nine branded pharmaceutical products in two separate transactions (#1 and #2) with one of the largest pharmaceutical companies in the world;
●	launched two large market CPP families – Fortisite™ and the atropine.com™ portal, for easy ordering of our patent-pending compounded, preservative-free, and boric acid-free atropine formulations; and
●	funded the successful completion of Melt Pharmaceuticals’ Phase 2 pivotal safety and efficacy study, which resulted in the announcement of extraordinary data that we believe is destined to improve the way patients are sedated for cataract surgery (and potentially, many other short-duration interventions).

Third FYP (2023-2028)

Our third FYP focuses on a dual objective:

1.	To make Harrow one of the largest U.S. ophthalmic pharmaceutical companies (by revenue).
2.	To do our best to optimally reflect the value of the company in our stock price (i.e., we don’t just grow revenue and profits and not see a concomitant value in Harrow’s market value) by, for example, (i) staying mindful of costs to protect margins, (ii) limiting uncertainty about our pipeline by remaining weary of taking risky development bets with our stockholders’ capital, and (iii) guarding the market share we attain, staying aware of where the market is going in the categories of eyecare connected to our products and services.

Of note, I am confident these goals will be achieved earlier during this third FYP if we are able to complete a few of the M&A transactions currently in process. As you know, we can’t guarantee any one of these will get over the line, but if we are able to make them happen, I fiercely believe we can achieve these dual objectives much sooner.

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To be clear, we continue to expect great things from our ImprimisRx CPP business during our third FYP. While this segment will become a smaller part of our overall business, we intend to continue to be the dominant player in the U.S. ophthalmic CPP business. ImprimisRx allows us to stay true to our legacy of innovation and to fulfill our mission to make medicines and formulations accessible and affordable. Our customers love ImprimisRx’s products, and respecting our customers’ needs is how we built so many strong customer relationships. Also, this part of our business has been an innovation engine for us – leading to the development of the MKO Melt (which led to the founding of Melt Pharmaceuticals), Dropless, LessDrops, our new Atropine formulations, Simple Drops, and now Fortisite. Not only will this business continue to fuel new product development opportunities; it should also be a source of revenue and profit growth – evident as we continue to report our numbers during 2023 and beyond.

When we began executing our third FYP, our common stock was trading at $14.76. As we continue to execute our third FYP and deliver meaningful financial results, we expect Harrow stockholders to be rewarded. As Dr. Lindstrom says … “onward and upward!”

Fourth Quarter and Full Year (2022) Financial Highlights and Commentary

Revenues of $20.3 million for the fourth quarter of 2022 represent a slight increase over the prior-year period revenues of $20.2 million. Full-year 2022 revenues grew 22% to $88.6 million from $72.5 million in 2021.

As a reminder, Harrow sold its non-ophthalmic pharmaceutical assets in early October 2022. Therefore, results for the fourth quarter only reflect the proceeds from its sale in the other income section of our Statement of Operations. Historically and generally speaking, these non-ophthalmic revenues totaled between 5% and 10% of total revenues. In addition, revenues from commissions on sales of DEXYCU® decreased significantly in the fourth quarter as a result of the product losing pass-through reimbursement at December 31, 2022. While not a part of our ongoing and value creation strategy for 2023, both of these events ultimately had a negative impact on revenues when compared to prior periods.

Fourth quarter revenues also continued to be impacted, albeit on a declining scale, by supply chain challenges that began in the third quarter. As previously reported in my last Stockholder Letter, beginning in the third quarter, revenues were impacted by problems with vendors who supply us with pharmaceutical ingredients and third-party laboratories upon whom we rely for analytical testing – which resulted in a significant backlog in fulfilling customer orders during the third and fourth quarters. Our management team swiftly developed a comprehensive plan to address those challenges, but it took much of the fourth quarter to resolve the backlog, implement new and improved procedures designed to monitor production and inventory, and build up safety stock to protect against future backlogs.

As you can see below, we have worked through these challenges and resolved all open backorders:

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Further, I am pleased to report that today we have nearly triple the number of safety stock units in inventory compared with the beginning of the fourth quarter, with units of individual products at or near targeted levels to safeguard against future backlogs. In addition, we have successfully updated or implemented programs aimed at generating operating efficiencies, such as dual sourcing of raw materials, the implementation of a fully digitized inventory system to monitor and control the full spectrum of the manufacturing process, and platforms designed to integrate real-time information from all departments into one central digital location for continuous and near complete operational visibility.

The total product units distributed during 2022 was approximately 2,808,000, a 29% increase over 2021.

Core gross margin was 71% in the fourth quarter of 2022 compared with a core gross margin of 75% in the prior-year fourth quarter. Core gross margin was 73% for full year 2022 compared with a core gross margin of 75% for full year 2021. Gross margins during both the fourth quarter and full year 2022 were affected by the sale of the Company’s non-ophthalmic assets, the aforementioned supply chain challenges, as well as investments made to strengthen the Company’s infrastructure, including the addition of staff for a second production shift. With many of these changes in the rear-view mirror and now operationalized, we believe core gross margins will return to – and rise above – 2021 levels during 2023.

Selling, general and administrative (SG&A) expenses for the fourth quarter of 2022 were $15.2 million compared with the prior-year quarter’s $12.7 million and a slight decrease compared with the third quarter of 2022. During 2022, in addition to strengthening infrastructure and capabilities to support our growing compounding business, we continued to add key talent to support the transition and implementation of recently acquired branded products and invest in commercial and regulatory processes related to the ongoing preparation for our launch of IHEEZO, which is expected in May 2023. After several quarters of increasing SG&A expenses, we were able to see some of that expense growth settle during the fourth quarter. We believe we should continue to see that “settling” trend into the first quarter of 2023, but then see expenses start to pick back up at a moderate pace for the balance of the year.

Research and development costs were $703,000 in the fourth quarter of 2022 compared with $3.9 million in the prior-year quarter. R&D expenses in 2021 included a one-time $3.1 million acquired-in-process R&D cost associated with a regulatory milestone payment for IHEEZO. As we grow our pharmaceutical presence and footprint with branded products, we expect this line item to grow in 2023.

GAAP operating loss was ($1.8) million for the fourth quarter of 2022, compared with a GAAP operating loss of ($1.8) million during the same period last year.

Adjusted EBITDA was $1.1 million for the fourth quarter of 2022 compared with Adjusted EBITDA of $1.5 million in the prior-year quarter, primarily lower due to higher cost of goods sold that resulted in lower gross profit compared with the prior year. Core net income was $2.1 million for the fourth quarter of 2022 compared with a core net loss of ($3.5) million in the fourth quarter of 2021. Core net income for 2022 was positively impacted by the gain on the sale of our non-ophthalmic pharmaceutical assets.

Core diluted net income per share for the fourth quarter of 2022 was $0.07 compared with core diluted net loss of ($0.12) during the same period last year.

A reconciliation of all non-GAAP financial measures in this letter begins on page 9.

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Selected highlights regarding GAAP operating results for the three months and year ended December 31, 2022, and for the same periods in 2021 are as follows:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
Total revenues	$20,329,000	$20,188,000	$88,595,000	$72,476,000
Cost of sales	6,165,000	5,080,000	25,383,000	18,214,000
Gross profit	14,164,000	15,108,000	63,212,000	54,262,000
Selling, general and administrative	15,239,000	12,672,000	58,243,000	41,315,000
Research and development	703,000	3,942,000	3,050,000	11,084,000
Impairment of intangible assets	-	249,000	-	249,000
Total operating expenses	15,942,000	16,863,000	61,293,000	52,648,000
(Loss) income from operations	(1,778,000)	(1,755,000)	1,919,000	(1,614,000)
Total other income (expense), net	2,833,000	(5,530,000)	(15,930,000)	(19,488,000)
Income taxes	-	(133,000)	(75,000)	(133,000)
Net income (loss) attributable to Harrow Health, Inc.	1,055,000	(7,418,000)	(14,086,000)	(18,007,000)
Preferred dividends and accretion of preferred stock discount	-	-	-	(472,000)
Net income (loss) attributable to Harrow Health, Inc. common stockholders	$1,055,000	$(7,418,000)	$(14,086,000)	$(18,479,000)
Net income (loss) per share of common stock, basic and diluted	$0.04	$(0.27)	$(0.51)	$(0.69)

In 2022, we began providing additional non-GAAP financial metrics – Core Results, which we define as the after-tax earnings and other operational and financial metrics generated from our principal business.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
Net revenues	$20,329,000	$20,188,000	$88,595,000	$72,476,000
Gross margin	70%	75%	71%	75%
Core gross margin(1)	71%	75%	73%	75%
Net income (loss)	1,055,000	(7,418,000)	(14,086,000)	(18,479,000)
Core net income (loss)(1)	2,104,000	(3,525,000)	1,540,000	(4,353,000)
Adjusted EBITDA(1)(2)	1,089,000	1,482,000	13,017,000	11,378,000
Basic and diluted net income (loss) per share	0.04	(0.27)	(0.51)	(0.69)
Core net income (loss) per share(1):
Basic	0.08	(0.13)	0.05	(0.16)
Diluted	0.07	(0.13)	0.05	(0.16)

(1)	Core gross margin, core net income (loss), core basic and diluted net income (loss) per share (collectively, “Core Results”), and Adjusted EBITDA are non-GAAP measures. For additional information, including a reconciliation of such Core Results and Adjusted EBITDA to the most directly comparable measures presented in accordance with GAAP, see the explanation of non-GAAP measures and reconciliation tables at the end of this Letter to Stockholders.
(2)	The Company recently made a change to its methodology for reporting of Adjusted EBITDA to include acquired in-process R&D (“IPR&D”) charges. During the 2021 reporting periods, similar IPR&D transactions were excluded from Adjusted EBITDA for reporting purposes. This change is the result of the U.S. Securities and Exchange Commission’s recent industry correspondence on this matter.

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Investments and Royalties

At the beginning of the second FYP, Harrow created and carved out three separate companies to develop Harrow-owned assets that management believed were best served through the focus of a discrete management team and separate financing:

●	Eton Pharmaceuticals, an orphan drug-focused pharmaceutical company, was carved out of Harrow in June 2017 and completed an IPO in 2018. In 2021, Harrow sold 1.5 million of its 3.5 million shares in Eton Pharmaceuticals (Nasdaq: ETON), generating approximately $10.6 million. Harrow continues to own nearly 2.0 million shares and remains optimistic about Eton’s prospects, especially given its most recently reported period.

●	Surface Ophthalmics, focused on ocular surface diseases, specifically dry eye disease, was carved out of Harrow in May 2018, and today has three active drug development programs that, if approved, will serve large and growing markets. Each of the three drug development programs are in Phase 2 or latter stages of FDA approval and all three have reported excellent and encouraging clinical results. Here is a recent video of the Surface Ophthalmics CEO, Kamran Hosseini, MD, PhD, describing the current state of Surface’s programs. Harrow owns 3.5 million shares of Surface and a 4% royalty on all active Surface drug candidates.

●	Melt Pharmaceuticals, focused on providing needle- and opioid-free sedation, was carved out of Harrow in February 2019. In December 2022, Melt released robust sedation efficacy from its Phase 2 efficacy and safety study of its lead candidate, MELT-300, and has an FDA meeting scheduled in May to confirm the Phase 3 pathway. Harrow owns 3.5 million shares of Melt (approximately 46% of the outstanding equity) and a 5% royalty on the MELT-300 drug candidate.

Fulfilling our Mission

(a New Section to our Stockholder Letter)

If we keep doing what we are doing, we expect to continue to grow, produce profits, and hopefully return cash to our stockholders. But as a Harrow stockholder, at a very modest cost, you are supporting an important part of our corporate mission – one which we will not compromise: helping patients manage the preservation of their sight by providing access to innovative and affordable medicine and services. Here is how this works in practice:

Market Access

●	Our market access and regulatory affairs teams work with government and insurance authorities to seek payment and reimbursement options that allow eyecare professionals to offer innovative new products to meet their patients’ respective needs – regardless of a patient’s station in life.

Cash-Based Pricing

●	Our ImprimisRx division makes high-quality compounded products available at cash prices that are at (or below, in many cases) patients’ insurance co-pays.

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Charity and Mission Trips

●	Harrow donates or heavily discounts compounded products to Americans who have little or no means whatsoever to receive or afford their medicine.

●	Harrow has never turned down a request to help with medical supplies on a mission trip.

●	In 2022, ImprimisRx supplied pharmaceutical products and supplies to mission trips, including Panama, Honduras, Kenya, Serra Leone, and Mexico, helping an estimated 6,000 patients.

●	Year to date, in 2023, Harrow has already committed to helping 4,500 patients on mission trips and we haven’t yet gotten through the first calendar quarter … so to our ophthalmologist partners who do this incredible and selfless work … we are just getting started!

The vast majority of the readers of this Stockholder Letter are blessed with access to world-class eyecare for themselves and their families. But imagine if you live in a village in a remote part of South America or Africa, OR you are a recent immigrant to our glorious country, just beginning the process of establishing yourself and building your American dream, OR you are an American struggling with an unfortunate reversal, AND you are going blind because you’ve developed cataracts. Fortunately, a ten-minute cataract surgery can “cure” your blindness. Restoring one’s vision indelibly changes lives, allowing one to provide for themselves and their families, reclaiming their self-worth and power to direct their future. To be even remotely involved in something so humanly beautiful, magnificently precious, and perfectly worthwhile is a privilege beyond measure.

Periodically, I will add this section to a Stockholder Letter to update you on the fulfillment of this part of our mission. These efforts are a source of pride for the Harrow Family and me! I hope they become a source of pride for you, as a Harrow stockholder, too!

Closing

The phenomenal efforts of the Harrow Family led to the achievement of even more than I had dared hope for. I have 100% faith that the Harrow Family will keep executing for our Stockholders – delivering sales and earnings growth to create long-term value. By leveraging the resources and infrastructure we’ve put in place, 2023 should be a breakout year for Harrow, and I believe, at the end of this current FYP, Harrow may be the largest pure-play ophthalmic pharmaceutical company in the United States. This is an exciting prospect!

I look forward to updating you on our accomplishments and progress in my next Letter to Stockholders in May of 2023.

Sincerely,

Mark L. Baum

Founder, Chairman of the Board, and Chief Executive Officer

Nashville, Tennessee

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FORWARD-LOOKING STATEMENTS

Management’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow’s control, including risks and uncertainties described from time to time in its SEC filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its FDA-approved products and compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC.

Harrow’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether because of new information, future events or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow refers to non-GAAP financial measures, specifically Adjusted EBITDA, adjusted earnings, core gross margin, core net income(loss), and core diluted net income (loss) per share. A reconciliation of non-GAAP measures with the most directly comparable GAAP measures is included in this letter.

No compounded formulation is FDA-approved. All compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks, and trade names included or referenced in this publication are the property of their respective owners.

Non-GAAP Financial Measures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA and Core Results, unaudited financial measures that are not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA and Core Results are considered “non-GAAP” financial measures within the meaning of Regulation G promulgated by the SEC. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA and Core Results provide meaningful supplemental information regarding the Company’s performance because (i) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) they exclude the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) they are used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA, Core Results, and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

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Adjusted EBITDA

The Company defines Adjusted EBITDA as net income (loss) attributable to Harrow Health, Inc., excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, investment loss, net, gain on forgiveness of debt, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net income (loss) attributable to Harrow Health, Inc. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

Included in Adjusted EBITDA for 2021 is an in-process R&D (IPR&D) charge of $8.1 million associated with an upfront payment related to the execution of a licensing and supply arrangement with Sintetica, S.A. for IHEEZO. This $8.1 million charge was previously excluded in the prior-year reporting periods from Adjusted EBITDA and has been adjusted to account for a change in the Company’s methodology to now include similar IPR&D transactions for Adjusted EBITDA, non-GAAP disclosure and reporting purposes. This change is the result of the U.S. Securities and Exchange Commission’s recent industry correspondence on this matter.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net income (loss), for the three months and year ended December 31, 2022, and for the same periods in 2021:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
GAAP net income (loss)	$1,055,000	$(7,418,000)	$(14,086,000)	$(18,007,000)
Stock-based compensation and expenses	2,033,000	2,115,000	7,974,000	5,745,000
Interest expense, net	1,858,000	1,924,000	7,244,000	5,436,000
Taxes	-	133,000	75,000	133,000
Depreciation	387,000	442,000	1,477,000	1,717,000
Amortization of intangible assets	378,000	39,000	1,578,000	161,000
Impairment of intangible assets	-	249,000	-	249,000
Investment loss, net	670,000	3,854,000	14,047,000	15,460,000
Loss on disposal of equipment	69,000	41,000	69,000	41,000
Non-recurring expenses	-	351,000	-	1,851,000
Gain on sale of non-ophthalmology assets	(5,259,000)	-	(5,259,000)	-
Other income, net	(102,000)	(248,000)	(102,000)	(1,408,000	)(1)
Adjusted EBITDA	$1,089,000	$1,482,000	$13,017,000	$11,378,000

(1)	Includes $756,000 for early extinguishment of loan and a gain on forgiveness of debt of $1,976,000.

Core Results

Harrow Core Results, including core gross margin, core net income (loss), core operating income (loss), core basic and diluted income (loss) per share, and core operating margin, exclude all amortization and impairment charges of intangible assets, excluding software development costs, net gains and losses on investments and equity securities, including equity method gains and losses and equity valued at fair value through profit and loss (“FVPL”), preferred stock dividends, and gains/losses on forgiveness of debt. In other periods, Core Results may also exclude fair value adjustments of financial assets in the form of options to acquire a company carried at FVPL, obligations related to product recalls, certain acquisition-related items, restructuring charges/releases and associated items, related legal items, gains/losses on early extinguishment of debt or debt modifications, impairments of property, plant and equipment and software, as well as income and expense items that management deems exceptional and that are or are expected to accumulate within the year to be over a $100,000 threshold.

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The following is a reconciliation of Core Results, a non-GAAP measure, to the most comparable GAAP measure for the three months and year ended December 31, 2022, and for the same periods in 2021:

For the Three Months Ended December 31, 2022
	GAAP Results	Amortization of Certain Intangible Assets	Investment Losses	Core Results
Gross profit	$14,164,000	$341,000	$-	$14,505,000
Gross margin	70%			71%
Operating (loss) income	(1,778,000)	378,000	-	(1,400,000)
Income before taxes	1,055,000	378,000	670,000	2,103,000
Taxes	-	-	-	-
Net income	1,055,000	378,000	670,000	2,103,000
Loss per share ($)(1):
Basic	0.04			0.08
Diluted	0.04			0.07
Weighted average number of shares of common stock outstanding:
Basic	27,958,392			27,958,392
Diluted	29,426,567			29,426,567

For the Year Ended December 31, 2022
	GAAP Results	Amortization of Certain Intangible Assets	Investment Losses	Core Results
Gross profit	$63,212,000	$1,364,000	$-	$64,576,000
Gross margin	71%			73%
Operating income	1,919,000	1,579,000	-	3,498,000
(Loss) income before taxes	(14,011,000)	1,579,000	14,047,000	1,615,000
Taxes	(75,000)	-	-	(75,000)
Net (loss) income	(14,086,000)	1,579,000	14,047,000	1,540,000
Basic and diluted loss per share ($)(1)	(0.51)			0.05
Basic and diluted weighted average number of shares of common stock outstanding	27,460,968			27,460,968

For the Three Months Ended December 31, 2021
	GAAP Results	Amortization of Certain Intangible Assets	Investment Losses	Core Results
Gross profit	$15,108,000	$-	$-	$15,108,000
Gross margin	75%			75%
Operating (loss) income	(1,755,000)	39,000	-	(1,716,000)
(Loss) income before taxes	(7,285,000)	39,000	(3,854,000)	(3,392,000)
Taxes	(133,000)	-	-	(133,000)
Net (loss) income	(7,418,000)	39,000	(3,854,000)	(3,525,000)
Basic and diluted loss per share ($)(1)	(0.27)			(0.13)
Basic and diluted weighted average number of shares of common stock outstanding	27,154,548			27,154,548

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For the Year Ended December 31, 2021
	GAAP Results	Amortization of Certain Intangible Assets	Investment Losses	Other Items	Core Results
Gross profit	$54,262,000	$-	$-	$-	$54,262,000
Gross margin	75%				75%
Operating income (loss)	1,614,000	161,000	-	-	1,775,000
(Loss) income before taxes	(17,874,000)	161,000	15,460,000	(1,967,000)	(4,220,000)
Taxes	(133,000)	-	-	-	(133,000)
Preferred dividends and accretion of preferred stock issuance costs	(472,000)	-	-	472,000	-
Net (loss) income attributable to common stockholders	(18,479,000)	161,000	15,460,000	(1,495,000)	(4,353,000)
Basic and diluted loss per share ($)(1)	(0.69)				(0.16)
Basic and diluted weighted average number of shares of common stock outstanding	26,757,451				26,757,451

(1)	Core basic and diluted income (loss) per share is calculated using the weighted-average number of shares of common stock outstanding during the period. Core basic and diluted income (loss) per share also contemplates dilutive shares associated with equity-based awards and warrants as described in Note 2 and elsewhere in the Consolidated Financial Statements filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Investment Portfolio

(includes Non-GAAP Values)

	December 31, 2022
Company	Number of Shares of Common Stock	Management Estimated Value
Eton Pharmaceuticals	1,982,000	$5,589,240
Surface Ophthalmics	3,500,000	15,750,000	(1)
Melt Pharmaceuticals	3,500,000	17,500,000	(2)
Melt Pharmaceuticals – Secured Loan + PIK	-	15,984,000	(3)
Estimated Total Value		$54,823,240

(1)	Represents a non-GAAP value, calculated as the purchase and conversion price ($4.50) of the Series A-1 Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at December 31, 2022.
(2)	Represents a non-GAAP value, calculated as the purchase and conversion price ($5.00) of the Series A Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at December 31, 2022.
(3)	Represents the principal balance owed under the loan agreement, including interest paid in kind (or PIK). In accordance with ASC 323, Harrow’s presentation of this loan receivable on its consolidated balance sheet is presented at its carry value less reductions in the carrying value related to Harrow’s share of Melt equity losses.

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